FOR FURTHER INFORMATION:
COMPASS PLASTICS & TECHNOLOGIES, INC.
15730 South Figueroa Street
Gardena, Ca.  90248
(323) 770-8771
Contact : Paul J. Iacono
Chief Financial Officer


        COMPASS COMPLETES SALE OF MEXICO OPERATIONS AND FILES BANKRUPTCY
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Gardena, California (September 28, 1999)---Compass Plastics & Technologies, Inc.
(NASDAQ Symbol:CPTI) announced today it has completed the sale of its Tijuana, Mexico operation for $5.1 million. Proceeds from the sale were used to repay equipment loan obligations to GE Capital Corporation and Phoenixcor Financial Services, and amounts owing under the Company's commercial loan agreement with California Bank & Trust and Manufacturers Bank.

Ghias & Friends, Inc d/b/a Dynamic Plastics ("Dynamic"), a newly formed corporation made up in part of 8 senior members of AB Plastics' management including Jawed Ghias, vice president - manufacturing, purchased certain assets of AB Plastics including certain trade accounts receivable, inventory, machinery and equipment located in Tijuana, and the common stock of AB Plastics de Mexico, S.A. de C.V. ("ABT"), an AB Plastics subsidiary. Dynamic assumes certain liabilities including certain trade accounts payable, certain employee benefit liabilities, and certain liabilities of ABT.

The Tijuana operation was the last remaining operating facility after the Company closed its Gardena, Ca. operation and transferred its business to the Tijuana plant on June 4, 1999. The Company sold its MOS Plastics subsidiary in May 1999. The Company is in the process of selling its only remaining equipment, located in Gardena, through private sales or public auction expected to be completed by the end of October 1999. The sale of the Gardena assets is expected to net approximately $2 million in proceeds. The complete liquidation of the Company's assets was necessitated by the Company's inability to service its debt. The Company has been in payment default of $9 million of subordinated debt since December 1998 and has been unable to service approximately $4 million of equipment debt since March, 1999. The Company also defaulted, and the banks accelerated payment of approximately $16 million of senior secured bank debt on February 2, 1999, however the banks continued to provide working capital on a completely discretionary basis to effect the liquidation.

Following the above transactions, Compass and its subsidiaries will have approximately $15 million of secured senior and subordinated debt outstanding and approximately $4 million of trade and other unsecured liabilities.

Compass Plastics & Technologies, Inc., through its wholly-owned subsidiary, AB Plastics Corporation was a contract manufacturer and assembler of custom injection-molded plastic components in the western United States and Baja, Mexico. The Company manufactured the plastic exteriors of computer monitors, televisions, and other consumer products.

THE STATEMENTS IN THIS NEWS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM PREDICTED RESULTS. THESE RISKS ARE FURTHER DISCUSSED IN THE FORM 10-Q AND ANNUAL REPORT FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS.